 Exhibit 6.1

SECOND AMENDMENT
TO
CONTRIBUTION AGREEMENT

THIS SECOND AMENDMENT TO CONTRIBUTION AGREEMENT (the “Second Amendment”), Made as of the 26th day of May, 2017, by and between HOLMWOOD CAPITAL, LLC, a Delaware limited liability company (the “Contributor”) and HC GOVERNMENT REALTY HOLDINGS, L.P., a Delaware limited partnership (the “Operating Partnership”).

W I T N E S S E T H:

WHEREAS, the Contributor and the Operating Partnership executed and delivered, each to the other, that certain Contribution Agreement (the “Original Agreement”), dated as of March 31, 2016; and

WHEREAS, the Contributor and the Operating Partnership executed and delivered, each to the other, that certain First Amendment to Contribution Agreement (the “First Amendment”), dated as of June 10, 2016 (the Original Agreement, as amended by the First Amendment, is sometimes collectively referred to herein as the “Contribution Agreement”); and

WHEREAS, it has come to the attention of the parties that one or more of the Lender Consents may not have been received (each an “Outstanding Lender Consent” and collectively, the “Outstanding Lender Consents”) as of the date that from the perspective of both the Contributor and the Operating Partnership is optimal for the Closing of the contribution of the LLC Interests to occur in accordance with the Contribution Agreement; and

WHEREAS, recognizing that in the circumstances described in the third preamble to this Second Amendment, without expressly or by implication waiving or otherwise limiting the right of either the Contributor or the Operating Partnership otherwise to insist upon the performance by the other of its other obligations under the Contribution Agreement, it will be in the best interest of both parties to preserve the ability of the Contributor to provide for, among other things, an alternative and optional means for closing the contribution of any LLC Interests for which Lender Consents have not been received on or before the Closing Date (each an “Open LLC Interest” and collectively, the “Open LLC Interests”);

NOW, THEREFORE, FOR and in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

1.           Defined Terms, Etc. All terms used herein that are defined in the Contribution Agreement shall have the same meaning when used herein as therein. The Contribution Agreement, as amended by this Second Amendment, is referred to herein as the “Amended Agreement”) and all references to the “Agreement” contained in the Contribution Agreement shall be deemed to be, and shall be, references to the Amended Agreement, unless the context in which the term, “Agreement”, is used in the Contribution Agreement as amended by this Second Amendment, clearly requires that a different meaning be ascribed to such term; provided, however, that anything to the contrary contained in the Contribution Agreement references in the Amended Agreement, including without limitation the Exhibits thereto, to: (i) “MCF” shall be deemed to refer, and shall refer, to that certain loan from Citizens Bank & Trust Company (“Citizens”) to the Contributor in the original principal amount of $1,500,000 (the “Citizens Loan”), (ii) “MCF Liens” shall be deemed to refer, and shall refer, to the security interests in certain LLC Interests created by the Contributor in favor of the Citizens as collateral security for the payment and performance of the Citizens Loan; and (iii) references in the Amended Agreement to “Guaranties” and “Guarantors’ Indemnity” shall include in addition to Existing Loans, and the Citizens Loan guaranties by Guarantors of the Smaller Loan (hereinafter defined) and the Larger Loan (hereinafter defined) .

2.           Amendment of Section 9A of the Contribution Agreement. Section 9A. of the Contribution Agreement is deleted in its entirety, and in its place and stead is substituted the following:

“A. Closing Date. Not later than the Business Day (any weekday that is not a holiday on which banks and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are generally open for business) next following the date on which the REIT has been notified by its investment bankers that not less than $3,000,000 in the aggregate has been deposited in Escrow Accounts maintained by Folio Investments, Inc. and BB&T Bank for the benefit of the REIT and those persons investing in its common stock in the IPO, the Operating Partnership will notify the Contributor in writing to that effect and specify in such notice the date (the ‘Closing Date’) on which it will be prepared to close the transactions contemplated by the Amended Agreement (the ‘Closing’); provided, however, that the conditions set forth in Sections 14 and 15 of the Amended Agreement shall have been satisfied or waived. The Closing shall take place at 10:00 AM, prevailing Richmond, Virginia time on the Closing Date at the offices of Kaplan Voekler Cunningham & Frank, 1401 East Cary Street, Richmond, Virginia 23219 or at such other time and place as the parties may agree in writing.”

3.            Alternative & Optional Approach for Open LLC Interests. There is hereby added to Section 9 the following new Subsection G:

(a) If on the day next preceding the Closing Date there are Outstanding Lender Consents, then the Contributor shall notify the Operating Partnership to that effect by the most expeditious means available, promptly confirmed in writing. If such notice is given and the conditions set forth in Sections 14 and 15 of the Amended Agreement have been satisfied or waived, then the parties may proceed in the alternative as follows:

(i)           Both of the parties may waive in writing the condition set forth in the ultimate sentence of Section 6A of the Contribution Agreement and close on the Closing Date; or

(ii)          Postpone the Closing Date to a date, time and place mutually agreeable to the parties; or

(iii)         Proceed in accordance with Section 3(b).

(b)
If the parties agree to proceed in accordance with Section 3(a)(iii), then and in such event:

(i)           On the Closing Date any and all Open LLC Interest(s) shall be excluded from the Closing, shall be deemed to continue to be, and shall be, subject to the terms of the Amended Agreement, the sole and exclusive property of the Contributor;

(ii)          Notwithstanding anything to the contrary contained in the Amended Agreement or the Limited Liability Company Agreement, as amended (each an “Affected Operating Agreement”) of any limited liability company, the membership interests of which are Open LLC Interests (each an “Affected Company”, and collectively, the “Affected Companies”), at the Closing the Contributor shall assign to the Operating Partnership or an Affiliate or Affiliates thereof (as specified in writing by the Operating Partnership) in form and substance acceptable to the Contributor and the Operating Partnership all of the Contributor’s right, title and interest in and to any and all profits, losses and distributed cash flow, if any, of each Affected Company, as well as all of the other benefits and burdens of ownership for federal income tax purposes (each a “Profits Interest” and collectively the “Profits Interests”) in exchange for the consideration set forth opposite the Affected Company’s or Companies’ name(s), as the case may be, on Exhibit B to the Amended Agreement; provided, however, that nothing contained in the Amended Agreement shall be interpreted or construed to result in the assignment outright or otherwise of the Open LLC Interests in any Affected Company, which Open LLC Interests shall be and remain the sole property of the Contributor through and including the Open Interest Closing Date (hereinafter defined). The assignment contemplated by this Section 3(b)(ii) (the “Profits Assignment”) shall be accomplished at the Closing by an assignment in form and substance acceptable to the Operating Partnership, delivered in accordance with Section 9C(ii) of the Amended Agreement;

(iii)         The parties acknowledge that the Operating Partnership as the assignee pursuant to the Profits Assignment has a primary and overarching interest in the efficient operation of all of the Affected Companies. Therefore, effective on the Closing Date and without the necessity of any further action on the part of, or the execution of any additional documents or instruments by, either the Contributor or the Operating Partnership, upon the delivery of the Profits Assignment to the Operating Partnership, the Contributor shall become with full power of substitution, the agent and attorney-in fact, coupled with an interest of the Operating Partnership in the place and stead of the Operating Partnership to perform or omit to perform any and all acts and things required to be, or which may be, done or omitted with respect to any Open LLC Interests of the Affected Company or the assets and liabilities thereof, either in the Contributor’s capacity as record and beneficial owner of the Open LLC Interests, or as the manager, of any Affected Company, whether as required by the Delaware Limited Liability Company Act, as amended (the “Act”) or any Affected Operating Agreement. All references herein to the “Agent” shall be deemed to be, and shall be, references to the Contributor acting or omitting to act as such under this Section 3(b). Anything to the contrary contained in the Amended Agreement notwithstanding, it is specifically understood and agreed that the Agent is, and shall be, acting solely as the agent, and not as a principal, of the Operating Partnership with respect to the LLC Interests in any Property LLC that is an Affected Company for all purposes and which on the Closing Date are owned beneficially and of record by the Contributor from the Closing Date and through and including 11:59PM, prevailing Richmond, Virginia time on the day next preceding the Open Interest Closing Date (hereinafter defined) (the “Pertinent Period”), and the Contributor and the Operating Company further covenant and agree that during the Pertinent Period both will hold the Contributor out as the Agent, and not as principal in all dealings with third parties relating to the LLC Interests of any Property LLC, which is an Affected Company; and

(iv)         On the business day (the “Open Interest Closing Date”) next following the first to occur of: (a) the receipt by the Contributor of all Lender Consents to the consummation of the transactions contemplated by the Amended Agreement with respect to the transfer of Open LLC Interests of an Affected Company, or (b) the sale or other disposition by the Contributor with the written consent of the Operating Company and the receipt of all required Lender Consents of all Open LLC Interests in, or all or substantially all of the assets of, an Affected Company, regardless of how structured, including without limitation outright sale for cash or other consideration to, merger or consolidation with, or recapitalization that results in a change of control of the Affected Company from the Contributor to, a third party or parties, who or which are unrelated to the Contributor, the Operating Company, the Affected Company or any affiliated company (as defined in Section 19 of the Amended Agreement) of any of the foregoing, or (c) the payment or defeasance in full of all Existing Loans, secured by Existing Mortgage Liens on the assets of any Affected Company, without the necessity of any further action, or the execution and delivery of any other instruments or documents on the part of the Contributor, all of the LLC Interests in the Property LLCs, which in accordance with clause (a), (b), or (c) of this Section 3(b)(iv), as applicable, have ceased to be Affected Companies, ipso facto shall be deemed to have been contributed and transferred (the “Open Interest Closing”) to the Operating Company as of the Open Interest Closing Date; provided, however, that on or after the Open Interest Closing Date, whenever requested to do so by the Operating Company, the Contributor shall take any and all action and execute and deliver to the Operating Company any and all instruments or documents in form and substance reasonably acceptable to the Operating Company, that are reasonably requested by the Operating Company to further accomplish or confirm such contribution and transfer.

4.           Amendment to Sections 6 & 7. (a) The first (1st) sentence of Section 6A of the Contribution Agreement is deleted in its entirety, and in its place and stead is substituted the following:

“The Operating Partnership acknowledges that (i) each of the Properties is currently encumbered with a first mortgage lien securing the repayment of a loan made for the acquisition or refinancing of each property (the ‘Existing Mortgage Liens’), and (ii) certain of the LLC Interests are encumbered by MCF Liens.”

(b) The third (3rd) sentence of Section 6A of the Contribution Agreement is deleted in its entirety, and in its place and stead is substituted the following:

“Subject to the terms of the Tax Protection Agreement, the Operating Partnership shall have (x) in connection with the Closing, the right to cause the Property LLCs to pay-off the Loans secured by the Existing Mortgage Liens, and (b) the obligation at the Closing to pay-off (1) the Citizens Loan, (2) the loan referred to in that certain Joinder Agreement of even date with the Second Amendment among Park Sterling Bank (“P-S”), GOV FBI Johnson City, LLC, GOV CBP Cape Canaveral, LLC and the Operating Partnership, a copy of which is attached to the Second Amendment as Exhibit 2(b)(2) (the “Smaller Loan”), and (3) the loan referred to in that certain Joinder Agreement of even date with the Second Amendment among P-S, Contributor and the Operating Partnership, a copy of which is attached to the Second Amendment as Exhibit 2(b)(3) (the “Larger Loan”); provided, however, that notwithstanding anything to the contrary contained in the Amended Agreement, the aggregate outstanding principal balance of, and accrued interest on, the Smaller Loan and the Larger Loan shall be a credit in favor of the Operating Partnership in determining the OP Unit Consideration.”

(c) Section 6A.(b) of the Contribution Agreement is deleted in its entirety and in its place and stead is substituted the following:

“or (b) the Operating Partnership shall deliver to the guarantors under the Guaranties (the ‘Guarantors’) an indemnity agreement pursuant to which the Operating Partnership (but not including its general partner) indemnifies the Guarantors from and against any and all claims, losses, liabilities, actual (but not punitive or consequential) damages, obligations, judgments, causes of action, costs and expenses, including, but not limited to, court costs and attorneys’ fees (collectively, ‘Losses’) suffered or incurred by any or all of the Guarantors from and after the Closing as a result of, or due to, any breach or default under the Existing Loans or MCF which is the result of, or due to, or arises from, any acts or omissions or any or all of the Operating Partnership and its affiliates (the ‘Guarantors’ Indemnity’).”

(d) The ultimate sentence of Section 7 of the Contribution Agreement is deleted in its entirety, and in its place and stead is substituted the following:

“The Operating Partnership will notify the Contributor in writing on or before the Closing that the Operating Partnership has made such a determination and intends to proceed with receipt of (x) the contribution of the Contributor’ LLC Interests for which Lender Consents have been received or for which no Lender Consents are required, and (y) the Profits Interests in accordance with the Amended Agreement and the Profits Assignment (such writing is referred to herein as the ‘Acceptance Certificate’).”

5.            Amended Sections 9B through F. Sections 9B through F of the Contribution Agreement are deleted in their entirety, and in their place and stead are substituted the following:

“B. Conveyance of Title and Delivery of Closing Documents.

(i) By the Closing Date, (a) the Contributor shall have delivered (I) all documents attached to this Agreement and incorporated herein by this reference, irrespective of whether any such documents pertain to (x) affiliated companies of the Contributor, the LLC Interests of which will be contributed to the Operating Company on the Closing Date, or (y) if the parties are proceeding in accordance with Section 3(b), Affected Companies, the LLC Interests of which shall be deemed to have been contributed on, but not before, the Open Interest Closing Date and (II) to the extent required by the Code, a non-foreign status affidavit pursuant to Section 1445 of the Code, in the form of Exhibit C, attached to this Agreement and incorporated herein by this reference, duly executed by the Contributor, and (b) the parties hereto shall have submitted to the Title Company any other documents reasonably required by the Title Company for Closing, including without limitation on a pro forma basis those documents that the Title Company would reasonably require in respect of the Affected Companies and the Open LLC Interests, notwithstanding that the contribution of the Open LLC Interests will not be contributed until the Open Interest Closing. At Closing, if there be Open LLC Interests and at the Open Interest Closing Date, if any, the Contributor shall provide such normal and customary undertakings, at no cost and expense to the Contributor, as the Title Company may require to issue the Title Policy or Policies to the Operating Partnership.

(ii) At Closing, the Operating Partnership shall deliver to the Contributor: (a) the Guarantors’ Indemnity, if applicable; (b) the Second Amendment, executed by the REIT, as sole general partner of the Operating Partnership; (c) a true and complete copy of the Operating Partnership Agreement, certified as such by a duly authorized senior officer of the REIT, as the Operating Partnership’s sole general partner; (d) counterparts of the Assignments of Membership Interests and/or the Profits Assignments, if any, duly executed by the Operating Partnership; (e) a closing statement conforming to the relevant provisions of this Agreement (‘Closing Statement’); (f) the Tax Protection Agreement; (g) the Acceptance Certificate; and (h) the Registration Rights Agreement. At Closing, the Contributor shall deliver executed counterparts of items (b), (d), (e), (f) and (h).

(iii) In addition to, and not as a limitation upon the provisions of Section 3(b)(iv) of this Agreement, at each Open Interest Closing, the Contributor will cause the Affected Company in question to (x) admit the Operating Company as the sole member of the Affected Company, (y) the Contributor to withdraw as sole member, and (z) the agency of the Agent to be terminated.

C. Payment of Consideration at Closing and Interest Assignment. On the Closing Date, the Operating Partnership shall transfer the Consideration to the Contributor pursuant to Section 3 of the Amended Agreement. Simultaneously with the delivery of the Consideration, the Contributor will (i) contribute, transfer, convey, assign and deliver to the Operating Partnership its respective right, title and interest in and to those of the Contributor’s LLC Interests held by the Contributor in all Property LLCs, save and except for any Property LLC, which on the Closing Date is an Affected Company, free and clear of all Encumbrances in the case of the LLC Interests except for the MCF Lien, by executing and delivering to the Operating Partnership a member interest transfer agreement substantially in the form of Exhibit D attached to this Agreement (‘Assignment of Membership Interests’), and (ii) assign and transfer to the Operating Partnership the Profits Interests, if any, pursuant to the Profits Assignment.

D. Closing Costs. At Closing or at the Open Interest Closing, as the case may be, the Operating Partnership shall pay any and all title insurance premiums and charges for endorsements (including, but not limited to, any fees for title examination), and any and all escrow fees and recording or filing fees. The Operating Partnership also shall pay for the cost of all inspections, including environmental site assessments and the Survey and the cost of any extended title coverage or special endorsements. Except as otherwise set forth in this Agreement, (i) each party shall pay the fees and costs of its own attorneys and its accounting or financial advisors and their representatives; and (ii) the Contributor shall not be responsible for the payment of any costs or expenses incurred in connection with the subject transaction and contribution.

E. Post-Closing Real Estate Pro-Rations and Payments. Irrespective of whether with reference to (x) Property LLCs, the LLC Interests of which are being contributed outright to the Operating Partnership at the Closing, or (y) Affected Companies, if any, the Profits Interests of which are being assigned pursuant to the Profits Assignment at the Closing, Contributor shall be entitled beneficially to all rents due under the Leases with the Property LLCs or the Affected Companies prior to Closing, and the Operating Partnership shall be entitled beneficially to all rents due under such Leases from the date of Closing and thereafter. For the avoidance of doubt, it is understood and agreed that (a) the Operating Partnership pursuant to the Profits Interests, shall be entitled beneficially to all rents due under Leases with the Affected Companies, after the Closing and through and to and including the Open Interest Closing Date (the ‘Pertinent Period’), and (b) from and after the Open Interest Closing, the Operating Partnership shall be entitled beneficially to all rents due under Leases with the Property LLCs which on or prior to the Open Interest Closing Date were Affected Companies but on and after the Open Interest Closing Date have become single-member limited liability companies, owned beneficially and of record by the Operating Partnership in accordance with Section 3(b)(iv) of the Amended Agreement. Contributor has advised Operating Partnership that under the terms of the Leases (as defined below), rent is paid one (1) month in arrears. As the result of the payment in arrears under the Leases, any rent owed under the Leases during the month in which the Closing occurs (the ‘Closing Month’) shall be prorated, based upon each party’s period of ownership of the Property LLCs’ LLC Interests or the Affected Companies’ Profits Interests, as the case may be, during the Closing Month. Notwithstanding the foregoing sentence, under the terms of the Leases, the tenants are, among other things, required to make certain payments to the Property LLCs and, if such payment obligations have not been satisfied by Closing, the Operating Partnership hereby covenants and agrees that it will cause the Property LLCs from the first payments of rent that are paid to a Property LLC after Closing to be applied to any rent or other amounts then due but not paid under such Lease subsequent to Closing with any excess amount to be held by the Property LLC in question and promptly reconciled with amounts held thereby on the Closing Date, which otherwise would have been available to be distributed to the Contributor by the Property LLC on the Closing Date or the Open Interest Closing Date, as the case may be, and shall cause the Property LLC in question to pay the same to the Contributor. To the extent Contributor receives rent under the Leases following the tenants’ payments of the Closing Month Rent, Contributor agrees and covenants to forthwith tender such payments to Operating Partnership and to cooperate with Operating Partnership (at no cost to Contributor) to obtain the consent of the tenants under the Leases to designate the Property LLCs as the payees under the Leases. Additionally, taxes and any expenses related to the operation and maintenance of the Properties, shall all be prorated as of 11:59 p.m., prevailing Richmond, Virginia time on the day immediately prior to the Closing Date (i.e., Operating Partnership is responsible for the expenses on and after the Closing Date) on the basis of a 365-day year. To the extent actual expenses are not available, the parties shall use Contributor’s reasonable estimate of such expense at Closing, and such expenses shall be re-prorated as soon as reasonably practical after the Closing Date. The parties acknowledge that certain reserves are required, and held in escrow, by the holders of the Existing Loans and the MCF for the payment of taxes, insurance, capital expenditures, tenant improvements and leasing commissions associated with the Properties (‘Lender Reserves’). To the extent that prior to Closing Contributor has funded into any Lender Reserves in excess of Contributor’s pro rata portion of any such expenditures, such excess amounts shall be paid to Contributor. As to the remainder of the Lender Reserves, the parties agree that Operating Partnership shall pay to Contributor an amount equal to the remaining Lender Reserves, discounted by an amount to be established by the parties prior to Closing or the Open Interest Closing Date, as the case may be, and representing debt service attributable to the Lender Reserves for which Operating Partnership shall be obligated as a result of the assumption of any Existing Loans at the Closing or the Open Interest Closing, as the case may be. This Section 9.E shall survive the Closing.

F. Risk of Loss.

(i)         If all or any portion of the Real Property is taken, or becomes subject to a pending taking, by eminent domain, or is conveyed in lieu thereof, and such taking or conveyance has a material, adverse effect on the continuing use and operation of the relevant Property, as such Property is operated as of the Contract Date, or if the Property LLCs or Contributor receive written notice of any rezoning of all or any portion of the Real Property, the Operating Partnership shall have the right and option, at its sole discretion, to terminate this Agreement in its entirety or only with respect to the Property LLC holding title to the affected portion of the Real Property by providing the Contributor with written notice at any time after its receipt of written notification from the Contributor of any such occurrence. If the Operating Partnership elects not to terminate this Agreement, then, as of the Closing, the Contributor shall deliver to the Operating Partnership the amount of any award or other proceeds on account of such taking, conveyance or casualty that has been actually paid to the Contributor or the Property LLCs prior to the Closing Date as a result of such taking, conveyance or casualty (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributor or the Property LLCs as of the Closing Date in obtaining payment of such proceeds or in repairing or restoring the Real Property) and, to the extent such award or proceeds have not been delivered to the Contributor or the Property LLCs, the Contributor shall assign to the Operating Partnership at Closing (without recourse to the Contributor) any rights of the Contributor to, and the Operating Partnership shall be entitled to receive and retain, all awards for the taking of the Real Property or any portion thereof or conveyance in lieu thereof or insurance proceeds payable with respect to any damage, as the case may be (less the costs and expenses described above in this Section 9F to the extent not previously paid to the Contributor out of the award or proceeds for the applicable taking, conveyance in lieu thereof or casualty).

(ii)        In the event of any casualty at any Property prior to Closing, the Contributor shall cause the relevant Property LLC to use reasonable and good faith efforts (subject to receipt of insurance proceeds) to repair and restore the Property prior to Closing. If, however, the repair or restoration is not completed prior to Closing, then the parties shall proceed to consummate the Closing and at Closing, the Contributor shall deliver to the Operating Partnership the amount of any insurance proceeds on account of such casualty which have been actually paid to the Contributor or the Property LLCs prior to the Closing Date as a result of such casualty (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributor or the Property LLCs as of the Closing Date in obtaining payment of such proceeds or in repairing or restoring the Real Property) and, to the extent such proceeds have not been delivered to the Contributor or the Property LLCs, the Contributor shall assign to the Operating Partnership at Closing (without recourse to the Contributor) any rights of the Contributor to, and the Operating Partnership shall be entitled to receive and retain, all insurance proceeds payable with respect to any damage (less the costs and expenses described above in this Section 9.F to the extent not previously paid to the Contributor out of the proceeds for the casualty).”

6.        Bring-Down Representations. In the event that there is an Open Interest Closing, then as of the Open Interest Closing Date, as a condition precedent to the occurrence of the Open Interest Closing, each of the Contributor and the Operating Partnership shall deliver, each to the other a certificate in form as set forth in Exhibit 6 to this Second Amendment remaking and re-publishing as of the Open Interest Closing Date the representations and warranties contained, as to the Contributor in Sections 11.A., B., C., D., F., H., and I. of the Contribution Agreement, and as to the Operating Partnership, the representations and warranties contained in Section 12.A., B., and C.

7.        Acceptance of Assignments. Section 15D. of the Contribution Agreement is deleted in its entirety and in its place and stead is substituted the following:

“D. The Operating Partnership shall accept at Closing (x) the delivery of executed counterparts of the Assignments of Membership Interest and the Profits Assignment, if any, and (y) at the Open Interest Closing all of the instruments required by this Second Amendment to be delivered at an Open Interest Closing, including without limitation, those instruments and documents described in Section 3(b)(iv) of the Second Amendment and B.(iii) of the Amended Agreement.”

8.        Amendment of Exhibit B. The definition of “Aggregate Value” (exclusive of the table) contained in Exhibit B to the Contribution Agreement is deleted in its entirety, and in its place and stead is substituted the following:

“ ‘Aggregate Value’ shall mean $9,303,778, increased by principal amortization from debt service on Existing Loans, MCF, the Smaller Loan and the Larger Loan from January 1, 2016 to the Closing Date, which Aggregate Value is allocated among the Properties as follows:”

9.        Incorporation of Sections. Sections 16 through 33 inclusive of the Contribution Agreement are incorporated herein by this reference and made applicable to this Second Amendment with adjustments to the meanings of defined terms as used therein as may be necessary to accommodate the context in which such terms are used in this Second Amendment.

10.        Ratification.  The Contribution Agreement, as amended by this Second Amendment, is hereby ratified, approved and confirmed.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Contribution Agreement, pursuant to due authority, as of the day and in the month and year first above written.

CONTRIBUTOR:

HOLMWOOD CAPITAL, LLC

By: /s/ Robert R. Kaplan, Jr.
       Robert R. Kaplan, Jr.
Its:  Vice President

OPERATING PARTNERSHIP:

HC GOVERNMENT REALTY HOLDINGS, L.P.
By: HC Government Realty Trust, Inc.
       Its: General Partner

By: /s/ Robert R. Kaplan, Jr.
      Robert R. Kaplan, Jr.
Its: President

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